                                                                     EXHIBIT 2.1
                                                                  EXECUTION COPY







                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           SYNAGRO TECHNOLOGIES, INC.

                                       AND

                      COMPOST AMERICA HOLDING COMPANY, INC.





                                 MARCH 31, 2000

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
         ARTICLE I  DEFINITIONS..................................................................................1
                  Section 1.1    Accounting Terms................................................................1
                  Section 1.2    Defined Terms...................................................................1

         ARTICLE II  CLOSING.....................................................................................2
                  Section 2.1    Closing.........................................................................2

         ARTICLE III  SALE OF STOCK..............................................................................2
                  Section 3.1    Company Common Stock............................................................2
                  Section 3.2    Purchase Price..................................................................2
                  Section 3.3    Purchase Price Adjustment.......................................................3
                  Section 3.4    Closing Deliveries..............................................................4

         ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................................6
                  Section 4.1    Organization and Qualification..................................................6
                  Section 4.2    Authority; Binding Agreement....................................................6
                  Section 4.3    No Conflict.....................................................................6
                  Section 4.4    Brokers or Finders..............................................................6

         ARTICLE V  REPRESENTATIONS AND WARRANTIES OF COMPOST AND THE COMPANY....................................7
                  Section 5.1    Organization and Qualification..................................................7
                  Section 5.2    Capitalization..................................................................7
                  Section 5.3    Authority; Non-Contravention; Approvals.........................................8
                  Section 5.4    Subsidiaries....................................................................8
                  Section 5.5    Financial Statements............................................................9
                  Section 5.6    Absence of Undisclosed Liabilities..............................................9
                  Section 5.7    Absence of Certain Changes or Events............................................9
                  Section 5.8    Litigation......................................................................9
                  Section 5.9    Accounts Receivable............................................................10
                  Section 5.10   No Violation of Law; Compliance with Agreements................................10
                  Section 5.11   Insurance......................................................................10
                  Section 5.12   Taxes..........................................................................10
                  Section 5.13   Employee Benefit Plans.........................................................12
                  Section 5.14   Employee and Labor Matters.....................................................13
                  Section 5.15   Environmental Matters..........................................................14
                  Section 5.16   Non-Competition Agreements.....................................................15
                  Section 5.17   Title to Assets................................................................16
                  Section 5.18   Contracts, Agreements, Plans and Commitments...................................16
                  Section 5.19   Supplies.......................................................................17
                  Section 5.20   Brokers and Finders............................................................17
                  Section 5.21   Intellectual Property..........................................................17
                  Section 5.22   Relationships..................................................................18
                  Section 5.23   Year 2000......................................................................18
                  Section 5.24   Certain Payments...............................................................18


                  Section 5.25   Books and Records..............................................................18
                  Section 5.26   Condition and Sufficiency of Assets............................................19
                  Section 5.27   Information Statement..........................................................19
                  Section 5.28   Disclosure.....................................................................19

         ARTICLE VI  CONDUCT OF BUSINESS PENDING CLOSING........................................................19
                  Section 6.1    Conduct of Business by the Company Pending Closing.............................19
                  Section 6.2    Access to Information; Environmental Due Diligence.............................21
                  Section 6.3    Commercially Reasonable Efforts................................................21
                  Section 6.4    Compost and Stockholders' Approval.............................................22

         ARTICLE VII  CERTAIN UNDERSTANDINGS AND AGREEMENTS
                                OF THE PARTIES..................................................................22
                  Section 7.1    Confidentiality................................................................22
                  Section 7.2    Further Assurances.............................................................23
                  Section 7.3    No Solicitation................................................................23
                  Section 7.4    Expenses and Fees..............................................................24
                  Section 7.5    Agreement to Cooperate.........................................................24
                  Section 7.6    Public Statements..............................................................25
                  Section 7.7    Notification of Certain Matters................................................25
                  Section 7.8    Tax Election...................................................................25
                  Section 7.9    Notice of Environmental Claims.................................................25
                  Section 7.10   Stockholder's Consents; Sharing Agreement......................................25
                  Section 7.11   Supplements to Schedules.......................................................25
                  Section 7.12   Director and Officer Liability; Indemnification................................25
                  Section 7.13   Earnout Covenants..............................................................26

         ARTICLE VIII  CONDITIONS TO CLOSING....................................................................27
                  Section 8.1    Conditions to Each Party's Obligation to Close.................................27
                  Section 8.2    Conditions to Obligation of Compost............................................28
                  Section 8.3    Conditions to Obligations of Purchaser.........................................28
                  Section 8.4    Failure of Conditions to Closing...............................................29

         ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER..........................................................29
                  Section 9.1    Termination....................................................................29
                  Section 9.2    Effect of Termination..........................................................30
                  Section 9.3    Extensions; Waiver.............................................................31

         ARTICLE X  INDEMNIFICATION AND LIMITATION ON LIABILITY.................................................31
                  Section 10.1   Compost's Indemnity Obligations................................................31
                  Section 10.2   Purchaser's Indemnity Obligations..............................................32
                  Section 10.3   Indemnification Procedures.....................................................32
                  Section 10.4   Limitation of Compost's Liability..............................................34
                  Section 10.5   Limitation of Purchaser's Liability............................................35
                  Section 10.6   Right of Offset................................................................35
                  Section 10.7   Escrow.........................................................................35


         ARTICLE XI  GENERAL PROVISIONS.........................................................................35
                  Section 11.1   Survival.......................................................................35
                  Section 11.2   Notices........................................................................36
                  Section 11.3   Interpretation.................................................................36
                  Section 11.4   Miscellaneous..................................................................37
                  Section 11.5   Governing Law..................................................................37
                  Section 11.6   Binding Arbitration............................................................37
                  Section 11.7   Amendment......................................................................39
                  Section 11.8   Counterparts...................................................................39
                  Section 11.9   Parties in Interest............................................................39
                  Section 11.10  Validity.......................................................................39



Exhibits:

Exhibit A                Glossary
Exhibit B                Estimated Adjustment Amount
Exhibit C                Release of Claims Agreements
        C-1              Compost
        C-2              Wasteco
        C-3              Waxenbaum
        C-4              Walsh
        C-5              Longo
Exhibit D                Legal Opinion (Counsel to Compost)
Exhibit E                Employment and Covenant Not to Compete Agreements
Exhibit F                Lease
Exhibit G                Noncompetition Agreement
Exhibit H                Earnout Agreement
Exhibit I                Legal Opinion (Counsel to Purchaser)
Exhibit J                Sharing Agreement
Exhibit K                Stockholder's Consents and Agreements
Exhibit L                D&O Policy Term Sheet
Exhibit M                Amendment to Longo Security Agreement

Schedules

Schedule 3.2(a)          Payment of the Purchase Price; Indebtedness
Schedule 3.4(b)(iv)      Guarantees or Surety Obligations
Schedule 4.3             No Conflict
Schedule 5.1             Qualification
Schedule 5.2             Capitalization
Schedule 5.3             Authority; Non-Contravention; Approvals
Schedule 5.5             Financial Statements
Schedule 5.6             Absence of Undisclosed Liabilities
Schedule 5.7             Absence of Certain Changes of Events
Schedule 5.8             Litigation
Schedule 5.9             Accounts Receivable
Schedule 5.10            No Violation of Law; Compliance with Agreements
Schedule 5.11            Insurance Policies
Schedule 5.12            Taxes
Schedule 5.13            Employee Benefit Plans
Schedule 5.14            Employee and Labor Matters
Schedule 5.15            Environmental Matters
Schedule 5.16            Non-Competition Agreements
Schedule 5.17            Title to Assets
Schedule 5.18            Contracts, Agreements, Plans and Commitments
Schedule 5.20            Brokers and Finders Fees
Schedule 5.21            Intellectual Property
Schedule 5.22            Relationships

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of March 31, 2000 (together with the Earnout Agreement between Compost and Purchaser in the form attached hereto as Exhibit H, the "Agreement"), is by and between SYNAGRO TECHNOLOGIES, INC., a Delaware corporation (the "Purchaser"), and COMPOST AMERICA HOLDING COMPANY, INC., a New Jersey corporation ("Compost"). The Purchaser and Compost are each referred to as a "Party" and, collectively, they are sometimes referred to as the "Parties." Environmental Protection & Improvement Company, Inc., a New Jersey corporation (the "Company"), has joined this Agreement solely for purposes of making the representations and warranties in Article V of this Agreement as to itself.

                                   WITNESSETH:

         WHEREAS, Compost owns 200 shares of the issued and outstanding shares of common stock, no par value per share, of the Company, which constitutes all of the issued and outstanding capital stock of the Company ("Company Common Stock");

         WHEREAS, the Company is in the business of transporting (i) biosolids by intermodal truck/rail hauling to land application sites for beneficial use and to landfill sites, and (ii) other wastes, including but not limited to incinerator ash, soils and municipal solid waste, to landfills and special purpose disposal sites (collectively, the "Business");

         WHEREAS, the Purchaser desires to purchase from Compost, and Compost desires to sell to the Purchaser, the Company Common Stock upon the terms and conditions set forth herein; and

         WHEREAS, Compost is making certain representations, warranties and indemnities herein, as an inducement to Purchaser to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles ("GAAP") and on a basis not inconsistent with those applied in the preparation of the financial statements referred to in Section
5.5 hereof.

         SECTION 1.2 DEFINED TERMS. As used in this Agreement, certain words and terms have the meanings ascribed to them in the Glossary attached hereto as Exhibit A. Other capitalized terms have the meanings ascribed to them elsewhere in this Agreement.

                                   ARTICLE II

                                     CLOSING

         SECTION 2.1 CLOSING. Subject to the terms and provisions of Article IX, the purchase and sale of the Company Common Stock (the "Closing") provided for in this Agreement shall take place at a location mutually agreeable to the parties hereto in New York City, as promptly as practicable (but in any event within five (5) business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as the parties shall agree; provided, however, that upon agreement of the Parties the Closing may take place by telecopy. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                                   ARTICLE III

                                  SALE OF STOCK

         SECTION 3.1 COMPANY COMMON STOCK. Subject to the terms and conditions of this Agreement, Compost will sell, transfer and deliver to the Purchaser, and the Purchaser will purchase, the Company Common Stock on the Closing Date.

         SECTION 3.2 PURCHASE PRICE.

                  (a) The aggregate purchase price (the "Purchase Price") for the Company Common Stock and the representations, warranties, covenants and agreements referenced herein and contemplated hereby shall be (i) cash equal to Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000), less the Adjustment Amount, payable to the order of and in the amounts listed on Schedule 3.2(a) (such Schedule 3.2(a) to be provided by Compost at least ten (10) days prior to the Closing); and (ii) the earnout consideration, if any, due and payable under the Earnout Agreement as defined in Section 3.4(a)(xii) below.

                  (b) The capitalized terms used in this Section shall have the following meanings:

         "Adjustment Amount" means the sum of (1) the Company's Indebtedness as of the Closing Date and (2) the amount, if any, by which the Company's Net Working Capital as of the Closing Date is less than one million, four hundred fifty thousand dollars ($1,450,000). The Adjustment Amount may be a negative number, which will result in an increase of the Purchase Price.

         "Indebtedness" means the aggregate long-term indebtedness and other long-term liabilities of the Company (including any premiums or fees resulting from the prepayment of the Indebtedness) determined in accordance with GAAP. To the extent Indebtedness of the Company is paid at Closing out of the Purchase Price proceeds as set forth in Schedule 3.2(a) to be provided by Compost at least ten (10) days prior to the Closing, such Indebtedness shall not be deducted a second time from the Purchase Price by including such Indebtedness within the Adjustment Amount calculation.

         "Net Working Capital" means the aggregate current assets of the Company less the aggregate current liabilities of the Company determined in accordance with GAAP.

                  (c) For purposes of determining the Adjustment Amount, (i) no deduction shall be taken for the Company's current liabilities and Indebtedness payable to Carter Machinery, Temple Elevators, Citicorp Dealer Finance and Ford Motor Credit in the amounts set forth on Schedule 5.17 and (ii) the amounts in current assets related to (i) IEM/Sealand, (ii) P. Edwards and (iii) FINOVA financing costs shall be disregarded.

         SECTION 3.3 PURCHASE PRICE ADJUSTMENT.

                  (a) Prior to the Closing Date, Compost shall deliver to Purchaser a worksheet which shall be attached as Exhibit B hereto, setting forth a reasonable estimate of the Indebtedness and Net Working Capital as of the Closing Date as well as a computation of the estimated Adjustment Amount (the "Estimated Adjustment Amount"). The worksheet shall be prepared by Compost and accepted by Purchaser in its reasonable discretion. If the Estimated Adjustment Amount is a positive number, the amount payable in cash at Closing shall be decreased in an amount equal to the Estimated Adjustment Amount. If the Estimated Adjustment amount is a negative number, the amount payable in cash at Closing shall be increased in an amount equal to the absolute value of the Estimated Adjustment Amount.

                  (b) Within 90 days after the Closing, the Purchaser shall cause the Company to prepare and deliver to Compost a balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"), including a computation of the actual Adjustment Amount of the Company as of the Closing Date. The Closing Date Balance Sheet and the calculations of Indebtedness and Net Working Capital shall be prepared in accordance with GAAP, and to the extent consistent with GAAP, using the same accounting methods, policies, practices and procedures with classifications, judgments and estimation methodologies consistent with those used in preparation of the Company Financial Statements. If within 15 calendar days following delivery of the Closing Date Balance Sheet Compost does not object in writing thereto, Compost shall have been deemed to have agreed to the Closing Date Balance Sheet. If Compost objects in writing to the computation, then the Purchaser and Compost shall negotiate in good faith and attempt to resolve their disagreement. Within the first fifteen calendar days following the delivery of the Closing Date Balance Sheet and during the period of any dispute within the contemplation of this Section 3.3(b), Compost and other representatives of Compost shall have reasonable access during normal business hours to all relevant books and records and employees of the Company to the extent required to complete their review of the Closing Date Balance Sheet and shall be permitted to review the working papers, if any, of the Company or the Purchaser's Auditors relating to the Closing Date Balance Sheet. Purchaser and Purchaser's Auditors shall cooperate with Compost and their representatives in facilitating such review. Should such negotiations not result in an agreement within 20 calendar days, then the matter shall be submitted to arbitration by an independent accounting firm of national reputation mutually acceptable to the Purchaser and Compost (the "Neutral Auditors"). Such arbitration shall be governed by the rules provided in Sections 11.6(a), 11.6(b), 11.6(c), and 11.6(d) of this Agreement. If the Purchaser and Compost are unable to agree on the Neutral Auditors, then they shall request the American Arbitration Association to appoint the Neutral Auditors. All fees and expenses relating to appointment of the Neutral Auditors and the work, if any, to be performed by the Neutral Auditors will be borne equally by the Purchaser and Compost. The Parties agree to execute a reasonable engagement letter if requested by the Neutral Auditors. The Neutral Auditors shall act as an arbitrator to determine those issues still in dispute. In resolving any disputed item, the Neutral Auditors (x) shall be bound by the provisions of this Agreement and (y) may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Neutral Auditors' determination shall be made within 30 days after their selection and shall set forth in a written statement their findings as to the dispute and the resulting computation of the actual Adjustment Amount to Purchaser and Compost. The Neutral Auditor's determination will be final, binding and conclusive on the Parties.

                  (c) Within three business days following the agreement on the Closing Date Balance Sheet setting forth the Adjustment Amount or the delivery of the written statement of the Neutral Auditors, the following excess or deficit amount shall be due and payable: (i) if the Estimated Adjustment Amount less the Adjustment Amount is a positive number, the Purchaser shall pay Compost a cash payment equal to such excess or (ii) if the Estimated Adjustment Amount less the Adjustment Amount is a negative number, Compost shall pay the Purchaser a cash payment equal to such deficit. Any such excess or deficit payment shall be due and payable within three (3) business days after the Adjustment Amount is determined pursuant to this Section 3.3.

         SECTION 3.4       CLOSING DELIVERIES.

                  (a)      At the Closing, Compost shall deliver to the
Purchaser:

                           (i) certificates representing the Company Common
Stock, duly endorsed for transfer to the Purchaser or accompanied by duly executed assignment documents, which shall transfer to the Purchaser good and valid title to the Company Common Stock, free and clear of all liens, claims, restrictions and encumbrances of any nature whatsoever;

                           (ii) evidence of all consents, waivers and/or
approvals in form reasonably acceptable to the Purchaser with respect to the transactions contemplated in this Agreement as further described on Schedule 5.3;

                           (iii) Limited Release of Claims Agreements executed
by Compost, Wasteco Ventures Limited, a British Virgin Islands corporation ("Wasteco"), Wafra Acquisition Fund 7, L.P., executing such Limited Release solely to evidence its lack of objection to the execution of such document by Wasteco ("Wafra"), Jay Waxenbaum ("Waxenbaum"), Kevin Walsh ("Walsh") and Robert
J. Longo ("Longo") releasing the Company in the forms attached hereto as Exhibits C-1 through C-5;

                           (iv) all corporate, accounting, business and tax
records of the Company;

                           (v) a legal opinion from Greenberg Traurig, counsel
to Compost, in a form attached hereto as Exhibit D.

                           (vi) Employment and Covenant Not to Compete
Agreements between the Purchaser and each of Robert J. Longo and Jay Waxenbaum, attached as Exhibit E hereto; and

                           (vii) new real property lease with respect to the
office property owned by an affiliate of Longo, and located at 305 Palmer Road, Denville, New Jersey 07834, in the form attached hereto as Exhibit F;


                           (viii) Covenant Not to Compete Agreement between
Compost and the Purchaser, in the form attached hereto as Exhibit G.


                           (ix) Certificate of Incumbency of Compost;

                           (x) Good Standing Certificate of the Company;

                           (xi) Good Standing Certificate of Compost; and

                           (xii) Earnout Agreement between Compost and the
Purchaser in the form attached hereto as Exhibit H (the "Earnout Agreement").


                  (b) At the Closing, the Purchaser shall deliver the following to Compost:

                           (i) $37,500,000 as adjusted by the Estimated
Adjustment Amount set forth in Section 3.3;


                           (ii) Employment and Covenant Not to Compete
Agreements between the Purchaser and each of Robert J. Longo and Jay Waxenbaum, attached as Exhibit E;

                           (iii) Earnout Agreement, attached as Exhibit H;


                           (iv) (A) The Purchaser shall either provide documents
confirming the removal of Compost from any and all personal guaranties and/or surety obligations listed on Schedule 3.4(b)(iv) or, alternatively, the Purchaser may provide an unsecured indemnity to Compost with respect to the Compost guaranties and surety obligations reasonably satisfactory to Compost and the Purchaser, and (B) the Purchaser shall either provide documents confirming the removal of Longo from any and all personal guaranties and/or surety obligations listed on Schedule 3.4(b)(iv) or provide Longo with a financial guaranty bond enforceable in the State of New Jersey from AIG or National Union (or another insurer acceptable to Longo in his sole discretion) (the "Insurer") providing for payment directly to Safeco Insurance Company of the full amount of any such guaranty or surety obligation within 15 days after Longo provides written notice to such Insurer that a formal demand has been made against Longo. The bond may provide that if the Insurer deems the claim unjustified, the Insurer may defend against such claim in the name and place of Longo and shall indemnify and hold him harmless from any cost, expense (including but not limited to legal fees) or liability that may arise out of the failure to pay and any delay in payment;

                           (v) a legal opinion of Locke Liddell & Sapp LLP,
counsel to the Purchaser, in a form attached hereto as Exhibit I;

                           (vi) Good Standing Certificate of Purchaser; and

                           (vii) Incumbency Certificate of Purchaser

                                   ARTICLE IV

                               REPRESENTATIONS AND
                             WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Compost as follows:

         SECTION 4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a material adverse effect.

         SECTION 4.2 AUTHORITY; BINDING AGREEMENT. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by Compost, constitutes a valid and legally binding agreement of Purchaser and is enforceable against Purchaser in accordance with its terms.

         SECTION 4.3 NO CONFLICT. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by Purchaser nor the consummation or performance of any of the transactions contemplated herein by Purchaser will give any Person the right to prevent, delay or otherwise interfere with any of the transactions contemplated herein pursuant to:


                  (i) any provision of Purchaser's Certificate of Incorporation and bylaws;

                  (ii) any resolution adopted by the board of directors or the stockholders of Purchaser;

                  (iii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Purchaser or any of its properties or assets; or

                  (iv) any contract to which Purchaser is a party or by which Purchaser may be bound.

Except as set forth in Schedule 4.3, Purchaser is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

         SECTION 4.4 BROKERS OR FINDERS. Purchaser and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finder's fees or agents' commissions or other similar payments in connection with this Agreement.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF COMPOST AND THE COMPANY

         Compost and the Company (to the extent the representation or warranty is applicable to the Company), jointly and severally, represent and warrant to Purchaser as follows:

         SECTION 5.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth on Schedule 5.1, the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary except for those jurisdictions in which failure to so qualify would not have a Material Adverse Effect. True, accurate and complete copies of the Company's articles of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Purchaser.

         SECTION 5.2 CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 200 shares are issued and outstanding, and no other shares of capital stock of the Company are issued and outstanding. Except as set forth on Schedule 5.2, all of the issued and outstanding shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record by Compost, free and clear of all restrictions, liens, claims and encumbrances.

                  (b) Except as set forth on Schedule 5.2, there are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment or (ii) obligations of the Company to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. Except as set forth on Schedule 5.2, there are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company.

                  (c) Wasteco and Longo entered into an agreement with Compost in the form of Exhibit J hereto (the "Sharing Agreement") to alter certain dividend provisions, to provide for additional redemption rights relative to the Series A and Series C preferred stock of Compost and to provide collateral security for undertaking to redeem stock under deferred circumstances. The Sharing Agreement is effective to waive all rights of Wasteco and Longo to acquire capital stock of the Company only upon the Closing. The Sharing Agreement continues in full force and effect.

         SECTION 5.3 AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                  (a) Except as set forth on Schedule 5.3, Compost has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors and shareholders of Compost and no other corporate proceedings on the part of the Company or Compost are necessary to authorize the execution and delivery of this Agreement or the consummation by Compost of the transactions contemplated hereby. The only approval of the holders in any class or series of Compost's or the Company's capital stock that is necessary to consummate the transactions contemplated by this Agreement is the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of the Compost Common Stock, with each share of Compost Common Stock entitled to one vote per share (the "Compost Stockholders' Approval"). The Compost Stockholders' Approval has been obtained by written consent effected in accordance with Compost's articles of incorporation and bylaws and all applicable laws. Contemporaneously with the execution and delivery of this Agreement, the stockholders of Compost referenced in Exhibit K have executed and delivered to the Purchaser the written consents and voting and proxy agreements attached hereto as Exhibit K (collectively, the "Stockholder Consents"). The Stockholder Consents are irrevocable and coupled with an interest. This Agreement has been duly executed and delivered by Compost, and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and legally binding agreement of Compost, enforceable against Compost in accordance with its terms.

                  (b) Except as set forth on Schedule 5.3, the execution and delivery of this Agreement by Compost and the consummation by Compost of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of the Company or Compost, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or Compost, or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or Compost is now a party or by which the Company or Compost or any of their respective properties or assets may be bound or affected.

                  (c) Except with regard to a Hart-Scott-Rodino filing, no consents and approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Compost or the consummation by Compost of the transactions contemplated hereby.

         SECTION 5.4 SUBSIDIARIES. The Company does not have any Subsidiaries, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

         SECTION 5.5 FINANCIAL STATEMENTS. The financial statements of the Company attached as Schedule 5.5 (the "Company Financial Statements") have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to prior reserves, allowances, adjustments and provisions in the ordinary course of the Company's business, consistent with past practice and in conformity with GAAP. The Company Financial Statements shall include the Company's April 30, 1998 and April 30, 1999 audited balance sheets and related statements of income and cash flows, and the Company's balance sheets and related statements of income and cash flows for each quarterly period (unaudited) ending after April 30, 1999 and through January 31, 2000. The Company's balance sheet and related statements of income and cash flows as of and for the quarter ending January 31, 2000 shall be attached as Schedule 5.5 and included within the Company Financial Statements when delivered pursuant to Section 8.3(f).

         SECTION 5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in
Schedule 5.6, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or
(ii) which were incurred after July 31, 1999, and were incurred in the ordinary course of business and consistent with past practice.

         SECTION 5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Schedule 5.7, since July 31, 1999, (i) the Company has not declared or set aside or paid any dividend or made any other distribution with respect to its outstanding securities, or, directly or indirectly, purchased, redeemed or otherwise acquired any of its securities; (ii) the Company has not granted any general increase in the compensation of its officers, directors or employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) and has not paid any bonuses to any officers, directors or employees; (iii) the Company has not adopted, entered into or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; (iv) the Company has not made any amendment to its articles of incorporation or bylaws or changed the character of its business in any material manner; (v) the business of the Company has been conducted in the ordinary course of business consistent with past practice; and (vi) there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

         SECTION 5.8 LITIGATION. Except as described in Schedule 5.8, there are no claims, suits, actions, Environmental Claims or proceedings pending against (and, to the best of Compost's and the Company's knowledge, there are no inspections or investigations or other claims, suits or actions relating to, affecting or threatened against) the Company before any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator. Except as described in Schedule 5.8, the Company is not a party to and, to the best of Compost's and the Company's knowledge, is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality, authority, or any mediator or arbitrator.

         SECTION 5.9 ACCOUNTS RECEIVABLE. Except as disclosed on Schedule 5.9, all accounts receivable (net of applicable reserves) reflected on the Company Financial Statements represent sales actually made in the ordinary course of business and, to the best of Compost's knowledge, are collectible within 90 days after the applicable billing date. All reserves and allowances for doubtful accounts have been prepared in accordance with GAAP, as consistently applied. This representation is not a guaranty of collectibility.

         SECTION 5.10  NO VIOLATION OF LAW; COMPLIANCE WITH AGREEMENTS.

                  (a) The Company is not in violation of and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. To the best of Compost's and the Company's knowledge, no investigation or review by any governmental or regulatory body or authority is pending or threatened with regard to the Company or the transactions contemplated by this Agreement, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company has all permits (including without limitation Environmental Permits), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals required or necessary to conduct its business as presently conducted (collectively, the "Company Permits"). The Company is not in violation of the terms of any of the Company Permits.

                  (b) The Company is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter, bylaws or similar organizational instruments of the Company or (b) except as described in Schedule 5.10(b), any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company is a party or by which it is bound or to which any of its property is subject.

         SECTION 5.11 INSURANCE. Schedule 5.11 hereto sets forth a list of all insurance policies owned by the Company or by which the Company or any of its properties or assets is covered against present losses, all of which are now in full force and effect. No insurance has been refused with respect to any operations, properties or assets of the Company nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance since November 30, 1997. No insurance carrier has denied any claims made against any of the policies listed on
Schedule 5.11 hereto. All performance bonds, guarantees and sureties securing any obligations or debts of the Company are set forth on Schedule 3.4(b)(iv).

         SECTION 5.12 TAXES.

                  (a) Except as set forth on Schedule 5.12, (i) Compost and the Company have (x) duly filed (or there has been filed on their behalf, whether by a consolidated return or otherwise) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and (y) duly paid in full or made adequate provision therefor on the Company Financial Statements in accordance with GAAP (or payment or adequate provision has been made on its behalf) for the payment of all Taxes (as hereinafter defined) which if unpaid would have a Material Adverse Effect for all periods ending through the date hereof; (ii) all such Tax Returns filed by or on behalf of Compost and the Company are true, correct and complete in all material respects; (iii) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (v) the liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Company Financial Statements to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with GAAP, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business; (vi) there are no liens for Taxes upon any property or assets of the Company, except for liens for Taxes not yet due; (vii) the Company has not made any change in accounting methods since April 30, 1999; (viii) the Company has not received a ruling from any taxing authority or signed an agreement with any taxing authority; (ix) the Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and as of the date of this Agreement the Company has not received a written notice of any pending audits or proceedings; (xi) Compost does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed; (xii) the federal income Tax Returns of the Company have been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company has expired, for all periods through and including December 31, 1994, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; (xiii) no adjustments or deficiencies relating to Tax Returns of the Company have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled; and
(xiv) the Company has delivered to the Purchaser true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1993.

                  (b) Except as disclosed on Schedule 5.12, there are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with any entity. The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have

Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company. The Company has no liability for Taxes of any Person (other than any of the Company and its Subsidiaries) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

         SECTION 5.13  EMPLOYEE BENEFIT PLANS.

                  (a) Each Plan and each Benefit Program (as such terms are defined below) is listed on Schedule 5.13 hereto. Except for those multiemployer plans as described on Schedule 5.13, no Plan or Benefit Program is or has been
(i) covered by Title IV of ERISA, or (ii) subject to the minimum funding requirements of Section 412 of the Code. Each Plan and Benefit Program, other than the multiemployer plans listed on Schedule 5.13, intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on
Schedule 5.13 and is so qualified. No Plan or Benefit Program provides for any retiree health benefits for any employees or dependents of the Company other than as required by Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B ("COBRA"). There are no claims pending with respect to, or under, any Plan or any Benefit Program, other than routine claims for benefits, and there are no disputes or litigation pending or, to the knowledge of Compost and the Company, threatened, with respect to any such Plans or Benefit Programs.

                  (b) Compost has heretofore delivered to Purchaser true and correct copies of the following, if any:

                            (i) each Plan and each Benefit Program listed on
Schedule 5.13, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs;

                            (ii) each trust agreement and annuity contract (or
any other funding instruments) pertaining to any of the Plans or Benefit Programs, including all amendments to such documents to the date hereof;

                            (iii) each management or employment contract or
contract for personal services between the Company and any officer, consultant, director, employee or independent contractor of the Company; and

                            (iv) a complete description of each other plan,
policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance or any other material benefits for any officer, consultant, director, annuitant, employee or independent contractor of the Company as such or members of their families (other than directors' and officers' liability policies), whether or not insured but which are currently maintained by the Company or with respect to which the Company currently has any liability (a "Benefit Program"). For purposes of this Agreement, "Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code.

                  (c) Each other Plan and Benefit Program has been maintained and administered in material compliance with its terms and in accordance with all applicable laws, rules and regulations. The Company has no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to materially increase the benefits under any existing Plan or Benefit Program.

                  (d) Except as set forth in Schedule 5.13, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company, including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or otherwise, becoming due to any employee of the Company, or (ii) increase any benefits otherwise payable under any Plan or any Benefit Program.

                  (e) As of the date hereof, the Company does not sponsor any simplified employee pension plans as described in Section 408(k) of the Code and there are no claims against the Company for benefits relating to any such plans.

                  (f) The Company contributes to several multiemployer pension plans and multiemployer welfare plans (collectively referred to as "multiemployer plans") as more particularly disclosed on Schedule 5.13. None of these multiemployer plans are in reorganization or insolvent (as defined in ERISA Section 4241 and Section 4245). The Company is not liable for any withdrawal liability from any multiemployer plan as of the Closing Date, other than as shown on Schedule 5.6, and would not be subject to such liability if, as of the Closing Date, the Company were to engage in a complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA
Section 4205) from any such multiemployer plan. In addition, the Company has, or will have as of the Closing, made all required contributions to the multiemployer plans. The Company further represents and warrants that prior to and as of the Closing Date, it has done nothing to incur withdrawal liability or liability under any applicable provision of ERISA, either now or in the future for any of the multiemployer plans to which it contributes.

         SECTION 5.14  EMPLOYEE AND LABOR MATTERS.

                  (a) Compost has provided Purchaser with a true and complete list dated as of October 31, 1999 (the "Employee Schedule") of all employees of the Company listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, the Company vehicles, club memberships or other material compensation or perquisites payable to such persons, all employee benefits received by such employees and any other material terms of any written agreement between such employees and the Company. As of the date of this Agreement, the combined projected annual payroll for the calendar year ending April 30, 1999 of the Company required to operate its business is not materially different from that as listed on the Employee Schedule, and except as described in Schedule 5.14, the Company has not entered into any agreement or agreements pursuant to which the combined annual payroll of the Company for non-hourly employees or the wage rates per hour for other employees, including projected pay increases, overtime and fringe benefit costs, required to operate its business (including all administrative and support personnel) would be greater than as listed on the Employee Schedule.

                  (b) Except as set forth on Schedule 5.14, the Company is not a party to or bound by any written employment agreements or commitments, other than on an at-will basis. The Company is in compliance with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of its employees and is not engaged in any unfair labor practice. All employees of the Company who work in the United States are to the best of Compost's and the Company's knowledge after reasonable investigation, lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the knowledge of Compost and the Company, threatened against the Company with respect to the Business and, during the past five years, the Company has not experienced a work stoppage.

                  (c) Except as set forth on Schedule 5.14, (i) the Company is not a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of the Company and no such agreement or contract has been requested by any employee or group of employees of the Company, nor has there been any discussion with respect thereto by management of the Company with any employees of the Company, (ii) Compost is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of the Company, or (iii) there is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Company.

         SECTION 5.15  ENVIRONMENTAL MATTERS.

                  (a) Except as set forth in Schedule 5.15 hereto and without limiting any other representations and warranties set forth in this Agreement, Compost warrants and represents that the Company and its Business Facilities are in material compliance with all applicable Environmental Laws (as herein defined) and that (i) such compliance includes, without limitation, the holding and possession of all material permits, licenses, authorizations and approvals of Government Authorities necessary to comply with Environmental Laws applicable to the operations of the business of the Company as presently conducted; and Compost further warrants and represents that the Company is in material compliance with the terms and conditions of such permits, licenses, authorizations and approvals; (ii) neither the Company nor Compost has received any communication from a Governmental Authority or citizen's group that alleges that the Company or any of its Business Facilities is not in compliance with Environmental Laws or is in violation of any of its permits; (iii) the Company has timely filed applications, where necessary, for the renewal, amendment or modification of all material Environmental Permits applicable to the business of the Company as presently conducted and that where such renewal, amendment or modification has been sought or pending, no material expenditure, capital improvements or changes in operation will be necessary as a result of such renewal, amendment or modification, and (iv) the Company has all environmental pollution control equipment necessary to comply materially with all Environmental Laws (including, without limitation, to comply with all applicable Environmental Permits) applicable to the operation of the business of the Company as presently conducted.

                  (b) Except as set forth on Schedule 5.15 hereto, Compost represents and warrants that (i) there are no Environmental Claims (as herein defined) pending or to Compost's and the Company's best knowledge, threatened against the Company prior to closing, any of its Business Facilities, or to the best of Compost's and the Company's knowledge against any person whose liability for any Environmental Claim has been retained or assumed by the Company, and (ii) neither Compost nor the Company has received any notice with respect to any investigation of Environmental Claims conducted by any Governmental Authority with respect to the Company or in connection with the operation of the business.

                  (c) Except as set forth on Schedule 5.15 hereto, Compost represents and warrants that the Company has not stored, treated, recycled, released or disposed of Materials of Environmental Concern on any of the premises it owns or operates, except in material compliance with all applicable Environmental Laws.

                  (d) Except as set forth on Schedule 5.15 hereto, Compost represents and warrants that the Company is not, as a result of the conduct, operation or condition of the business of the Company on or prior to the date hereof, and as of the date of the Closing, subject to any: (i) known material contingent liability in connection with any pre-closing release of any Materials of Environmental Concern into the environment from any Business Facility of the Company or (ii) material reclamation, decontamination or Remediation (as defined Exhibit A) requirements under Environmental Law, or any reporting requirements relating thereto, except as part of the ordinary operation of the business.

                  (e) Except as set forth on Schedule 5.15 hereto, there are no underground storage tanks located on any Business Facility of the Company;

                  (f) Except as set forth on Schedule 5.15 hereto, Compost represents and warrants that neither it nor the Company has received notice that any of the off-site locations where Materials of Environmental Concern are generated from any Business Facility of the Company or for which the Company has arranged for their disposal, treatment or application has been nominated or identified by a Governmental Authority as a facility which is subject to a claim for remediation under Environmental Laws.

                  (g) Except as set forth on Schedule 5.15, hereto, Compost represents and warrants that neither it nor the Company has received any notice of any material release or threatened release of Materials of Environmental Concern or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Permits, relating to the ownership, use, maintenance or operation of any Business Facility of the Company; nor has the Company voluntarily undertaken any material Remediation or cleanup of any Business Facility of the Company or entered into any agreement for the payment of costs associated with such activity.

                  (h) To Compost's and the Company's knowledge there is no Environmental Law or Requirement of Environmental Laws that will require future capital compliance costs on the part of the Company in excess of $10,000 above costs currently expended in the ordinary course of business.

         SECTION 5.16 NON-COMPETITION AGREEMENTS. Except as set forth on
Schedule 5.16, neither the Company nor Compost is a party to any agreement which purports to restrict or prohibit either of them from, directly or indirectly, engaging in any business currently engaged in by the Company. The Company is not restricted from, directly or indirectly, engaging in any of the businesses currently engaged in by the Company.

         SECTION 5.17 TITLE TO ASSETS. The Company has good and marketable title to all its assets and valid leasehold interests in its leased assets and properties (other than defects or encumbrances affecting the landlord's or lessor's interest), as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and leased assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent or are being contested in good faith by appropriate proceedings and which are fully accrued on the Company Financial Statements, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use or marketability of the property subject thereto or affected thereby, or otherwise impair the Company's business operations (in the manner presently carried on by the Company), (iii) liens which are imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens with respect to which the underlying obligations are not delinquent, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not materially detract from the value or materially interfere with the present use of any such property, or (v) any lien securing any debt or obligation described on Schedule 5.17 which is expressly referenced as being secured. All leases under which the Company leases any real property have been delivered to Purchaser and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or by or on behalf of any third party.

         SECTION 5.18 CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS. Schedule
5.18 hereto sets forth a complete list of the following contracts, agreements, plans and commitments (collectively, the "Contracts") to which the Company is a party or by which the Company or any of its assets is bound as of the date hereof:

                  (a) any contract, commitment or agreement that involves aggregate expenditures by the Company of more than $40,000 per year;

                  (b) any indenture, loan agreement or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

                  (c) any lease or sublease for the use or occupancy of real property;

                  (d) except as disclosed on Schedule 5.16, any agreement that restricts the right of the Company to engage in any type of business;

                  (e) any guarantee, direct or indirect, by any person of any contract, lease, or agreement entered into by the Company;

                  (f) any partnership, joint venture or construction and operation agreement;

                  (g) any agreement of surety, guarantee or indemnification with respect to which the Company is the obligor, outside of the ordinary course of business;

                  (h) any contract that requires the Company to pay for goods or services substantially in excess of either its estimated needs for such items or the fair market value of such items;

                  (i) any contract, agreement, agreed order or consent agreement that requires the Company to take any actions or incur expenses to remedy non-compliance with any Environmental Law; and

                  (j) any other contract material to the Company or its business.


True, correct and complete copies of each of such contracts, agreements, plans and commitments have been delivered to or made available for inspection by Purchaser. All such contracts, agreements, plans and commitments (i) were duly and validly executed and delivered by the Company and the other parties thereto and (ii) are valid and in full force and effect. Except as set forth on Schedule 5.18, the Company has fulfilled all material obligations required of the Company under each such contract, agreement, plan or commitment to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable. Except as set forth on Schedule 5.18, there are no counterclaims or offsets under any of such contracts, agreements, plans and commitments.

         SECTION 5.19 SUPPLIES. The Supplies of the Company are of a quantity and quality that have been normal for the Company in the ordinary course of business of the Company and are owned by the Company free and clear of any Liens.

         SECTION 5.20 BROKERS AND FINDERS. Except as set forth on Schedule 5.20, neither the Company nor Compost has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 5.21 INTELLECTUAL PROPERTY. The Company has rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, software, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively the "Company Intellectual Property Rights"). The Company does not have the right to exclude others from using the name "EPIC" but does not believe that such name is material to the Business. The Company does not own any patents except the patent described on Schedule 5.21. The Company does not use such patent in conducting its business and, notwithstanding any other provision set forth herein, Compost makes no representation or warranty that the Company may preclude others from using such patent. The Company has no knowledge of any infringement by any other person of any of the Company Intellectual Property Rights, and the Company has not entered into any agreement to indemnify any other party against any charge of infringement of any of the Company Intellectual

Property Rights. The Company has not and does not violate or infringe any intellectual property right of any other person, and the Company has not received any communication alleging that it violates or infringes the intellectual property right of any other person. The Company has not been sued for infringing any intellectual property right of another person. There is no claim or demand of any person pertaining to, or any proceeding which is pending or, to the knowledge of the Company, threatened, that challenges the rights of the Company in respect of any Company Intellectual Property Rights, or that claims that any default exists under any Company Intellectual Property Rights. None of the Company Intellectual Property Rights is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator, or other Governmental Authority.

         SECTION 5.22 RELATIONSHIPS. Except as set forth on Schedule 5.22, since December 31, 1998, the Company has not received notice from any customer, supplier or any party to any Contract involving more than $40,000 annually with the Company (each a "Contract Party") that such customer, supplier or Contract Party intends to discontinue doing business with the Company, and, since such date, no customer, supplier or Contract Party has indicated any intention (a) to terminate its existing business relationship with the Company or (b) not to continue its business relationship with the Company, whether as a result of the transactions contemplated hereby or otherwise. Except as set forth on Schedule 5.22, the Company has not entered into or participated in any related party transaction since November 1997.

         SECTION 5.23 YEAR 2000. Compost has provided to Purchaser copies of the Company's written Year 2000 Compliance plan (the "Y2K Plan") and any and all audits or assessments of the Company's Year 2000 Compliance efforts conducted by a third party. "Year 2000 Compliant" means as to any person or entity that all software, firmware, microprocessing chips and other data processing devices utilized by, and material to the business operations of, that person or entity has been and will be able to accurately process date data from, into and between the twentieth and twenty-first centuries when used in accordance with the applicable documentation setting forth the requirements for the use of the specific item. The Company is Year 2000 Compliant.

         SECTION 5.24 CERTAIN PAYMENTS. Neither the Company nor Compost or any officer, director or employee of the Company has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of the Company (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such officer, director or employee not reimbursed by the Company or as permitted by applicable law).

         SECTION 5.25 BOOKS AND RECORDS. The corporate minute books and other corporate records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction and no meeting of the board of directors of the Company or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. To the extent that they exist, all personnel files, accounting and tax records and all other records of every type and description that relate to the business of the Company have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and applicable laws and regulations. All such books and records are located in the offices of the Company.

         SECTION 5.26 CONDITION AND SUFFICIENCY OF ASSETS. To the best of Compost's and the Company's knowledge, all buildings, improvements and equipment owned or leased by the Company are structurally sound, in good operating condition and repair (subject to normal wear and tear) and adequate for the uses to which they are being put, and none of the buildings, improvements and equipment owned or leased by the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with past practice. The Company has not deferred any maintenance or repairs of its buildings, improvements and equipment.

         SECTION 5.27 INFORMATION STATEMENT. None of the information being supplied by Compost for inclusion in the information statement to be filed by Compost with the Securities and Exchange Commission (the "SEC") with respect to the transactions contemplated in this Agreement (the "Information Statement"), and any amendments or supplements thereto will, at the time such document is filed with the SEC, at the time the Information Statement or any amendment or supplement thereto is mailed to stockholders of Compost and at the time of Closing, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         SECTION 5.28 DISCLOSURE. Neither Compost nor the Company is aware of any fact (other than general economic conditions) that would have a Material Adverse Effect that has not been set forth in this Agreement or in the schedules attached hereto or to be delivered in connection with this Agreement.

                                   ARTICLE VI

                       CONDUCT OF BUSINESS PENDING CLOSING

         SECTION 6.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING CLOSING. After the date hereof and prior to the Closing Date, unless Purchaser shall otherwise agree in writing, Compost shall cause the Company to:

                  (a) conduct its businesses in the ordinary and usual course of business and consistent with past practice;

                  (b) not (i) amend or propose to amend its charter or bylaws,
(ii) split, combine, reorganize, reclassify, recapitalize or take any similar action with respect to its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in stock or property other than cash dividends used to pay the working capital needs and indebtedness of Compost and the amount of any indebtedness for borrowed money of Compost to the Company at Closing;

                  (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional share of, or any options, warrants or rights of any kind to acquire any share of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

                  (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than up to $4 million in financing,
(ii) redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business not exceeding $40,000 in any instance or $100,000 in the aggregate, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (e) use all reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

                  (f) not enter into or amend any employment, severance (except as provided in Schedule 5.13), special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

                  (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated hereunder;

                  (h) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

                  (i) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

                  (j) not make any change in the Company's financial, Tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

                  (k) use its commercially reasonable efforts to cause the transfer of Environmental Permits (on the same terms and conditions), and any financial assurance required thereunder to Purchaser as may be necessary under applicable Environmental Laws in connection with the consummation of the transactions under this Agreement to allow Purchaser to conduct the business of the Company, as currently conducted;

                  (l) not enter into or assume any contracts or agreements having a value or imposing an obligation upon the Company in excess of $40,000 annually or any contracts or agreements having a value or imposing an obligation on the Company that have remaining obligations in excess of $100,000, regardless of the annual payment;

                  (m) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

                  (n) not compromise, settle, grant any waiver or release relating to or otherwise adjust any material litigation or claims of any nature whatsoever pending against the Company, except for items 2 and 3 on Schedule 5.8; and

                  (o) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in this Agreement.

         SECTION 6.2 ACCESS TO INFORMATION; ENVIRONMENTAL DUE DILIGENCE. Compost shall, and shall cause the Company to, give the Purchaser, its accountants, counsel, financial advisors, and other representatives (the "Purchaser Representatives") full access (and shall otherwise fully cooperate, including, to the extent reasonably feasible, by making available copies of all, or otherwise providing access to, the following documents which are susceptible to photostatic reproduction) during normal business hours throughout the period prior to Closing to all of the Company's properties, books, records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control), Contracts, premises, permits, Environmental Permits, licenses, Governmental Authorizations, commitments of any nature (whether written or oral) and records, and shall permit the Purchaser and Purchaser Representatives to make such inspections (including without limitation environmental inspections, sampling, and analysis) as they may require (at Purchaser's expense) and furnish to the Purchaser and Purchaser Representatives during such period all such information concerning the Company and its affairs as they may reasonably request. Compost shall cause the Company to provide to Purchaser copies of all (aa) Permits, (bb) reports or results of all inspections, audits, assessments, and analytical data and (cc) such other information as Purchaser may reasonably request in the possession or control of Compost regarding any of Company's current or prior Business Facilities or operations and relating to (i) compliance with applicable requirements of Environmental Laws or (ii) the exposure to, presence, release, or any aspect of management, handling, or use of Materials of Environmental Concern.

         SECTION 6.3 COMMERCIALLY REASONABLE EFFORTS. Subject to Compost's rights under Section 7.3, Compost will use its commercially reasonable efforts to cause the representations and warranties contained in Article V hereof to continue to be true and correct through the Closing Date and to obtain the satisfaction of the conditions to Closing set forth in Sections 8.1 and 8.3 hereof.

         SECTION 6.4 COMPOST AND STOCKHOLDERS' APPROVAL.

                  (a) Compost shall, as promptly as reasonably practicable after the date hereof, distribute to its stockholders the Information Statement in accordance with applicable federal and state law and with Compost's articles of incorporation and bylaws. Compost shall provide a copy of the Information Statement to Purchaser contemporaneously with the filing thereof with the SEC.

                  (b) After the date hereof and prior to the Closing, Compost shall not issue, deliver, or sell or authorize or propose the issuance, delivery, or sale of, any shares of its capital stock or any class or any security convertible into or exchangeable for, or any rights, warrants, or options to acquire, any such shares of capital stock, other than the issuance of securities by Compost (i) upon the exercise of stock options outstanding on the date of this Agreement in accordance with their terms, and (ii) to obtain up to $4 million of financing.

                  (c) Compost shall use all reasonable efforts to obtain and retain stockholder consents necessary to obtain the Compost Stockholders' Approval.

                                   ARTICLE VII

              CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

         SECTION 7.1 CONFIDENTIALITY.

                  (a) Without the express written consent of all of the Parties, each of the Parties agrees to maintain in confidence and not disclose to any other Person (i) the terms of the transactions contemplated hereby or (ii) the information delivered in connection with the proposed due diligence investigation ("Confidential Information"), other than disclosures required or appropriate to fairly describe the transactions involved in order to obtain the approvals for the transactions contemplated hereby, disclosures to those employees, professionals and advisors who have a need to know, disclosures of information already available to the public or any other disclosures required by applicable law or the rules of the NASD. If the Purchaser or Compost is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any Confidential Information, such Party agrees to provide the other Parties prompt notice of such request so that an appropriate protective order may be sought and/or such other Party may waive the first Party's compliance with the terms of this Section 7.1.

                  It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder a Party is nonetheless compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Party may disclose to such tribunal without liability hereunder that portion of the Confidential Information which it is compelled to disclose; provided, however, that such Party shall give the other Party written notice of the information to be so disclosed as far in advance of its disclosure as is practicable so that such other Party may seek to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

                  (b) If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, or of a proprietary or confidential nature whether so obtained before or after the execution of this Agreement, to the Party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any Party hereto or deliver such documents, work papers and other materials to the Party furnishing the same or excise such information or secrets therefrom. If requested by Compost, the Purchaser will certify that it has complied with this Section 7.1 and if requested by the Purchaser, Compost will certify that it has complied with this Section.

         SECTION 7.2 FURTHER ASSURANCES. Compost and Purchaser shall execute and deliver to the other, after the Closing Date, any other instrument which may be requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to obtain any consents or licenses necessary for Purchaser to operate the Business in the manner operated by the Company prior to the Closing Date provided, that Compost shall not be required to expend any funds to comply with this Section unless the Purchaser agrees to promptly reimburse Compost for such funds.

         SECTION 7.3 NO SOLICITATION.

                  (a) After the date hereof and prior to the earlier of the date on which this Agreement terminates or the Closing Date, Compost shall not, and it shall cause its subsidiaries, directors, officers, employees, financial and other advisors, agents, representatives, Affiliates, and others working on its behalf or at its direction (collectively, "Compost Representatives") not to, initiate, solicit, encourage or facilitate offers, inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning (i) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any purchase or sale of all or any substantial part of the business and properties of the Company or any capital stock of the Company, or (ii) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Compost resulting in any entity or person (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, or any comparable successor provisions) becoming the beneficial owner of, or obtaining voting control over, a majority of the then outstanding Compost stock (in each case, an "Acquisition Proposal"), other than to Purchaser as contemplated by this Agreement.

                  (b) Notwithstanding Section 7.3(a), if Compost is not otherwise in breach or violation of this Section 7.3, until the Closing Date, the Board of Directors of Compost may (x) furnish information concerning the Company to any Person indicating a desire to make an Acquisition Proposal pursuant to appropriate confidentiality agreements, and (y) negotiate and participate in discussions and negotiations with such Person concerning a possible Acquisition Proposal, if in either case (x) or (y), (i) the Board of Directors of Compost in good faith determines that such Acquisition Proposal (if consummated pursuant to its terms) would result in a transaction more favorable to the Compost stockholders than this transaction, and (ii) in the good faith judgment of the Board of Directors of Compost, only after receipt of and based upon advice from outside legal counsel to Compost, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to Compost's stockholders under applicable law (any such acquisition proposal meeting the conditions of clauses (i) and (ii) being hereinafter referred to as a "Superior Proposal").

                  (c) Compost shall notify Purchaser within three business days of the commencement of any discussions or negotiations between it or any Compost Representative and any other Person concerning an Acquisition Proposal. Such notice shall not be required to include any details with respect to such discussions or negotiations or the identity of such Person. Compost agrees immediately to cease and to cause to be terminated any activities, discussions or negotiations conducted on or prior to the date of this Agreement with any Person other than Purchaser with respect to an Acquisition Proposal.

         SECTION 7.4 EXPENSES AND FEES.

                  (a) Compost shall pay all costs and expenses incurred by the Company and Compost in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any and all broker's commissions, employee bonuses and the fees and expenses of the Company's and Compost's attorneys and accountants. Purchaser shall pay all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, including without limitation, the fees and expenses of their attorneys and accountants and shall pay the filing fee required in connection with the HSR Act filing.

                  (b) Notwithstanding anything to the contrary in Section 7.4(a), Compost agrees to pay to the Purchaser a fee equal to (i) the greater of
(x) $1 million or (y) the amount by which the consideration received or to be received by Compost in the Acquisition Proposal exceeds the Purchase Price; provided that such amount shall not exceed $3 million, plus (ii) all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, including without limitation, all attorney's fees, accountant's fees and broker's and investment banking fees and expenses, if (x) Compost terminates this Agreement pursuant to Section 9.1(a)(v) or Purchaser terminates this Agreement pursuant to Section 9.1(b)(iv) or (b)(v); and (y) at any time prior to the date nine months after the termination of this Agreement a definitive agreement with respect to any Acquisition Proposal shall have been executed or any Acquisition Proposal shall have been consummated within one year after the termination hereof. Any fee required to be paid by Compost to the Purchaser pursuant to this Section 7.4(b) shall be due and payable in cash on the date on which the closing of the Acquisition Proposal occurs. This Section 7.4 (b) shall survive the termination of this Agreement without a Closing, but shall not survive a Closing hereunder.

         SECTION 7.5 AGREEMENT TO COOPERATE. Subject to Compost's rights under
Section 7.3, prior to Closing and subject to the terms and conditions herein provided, the Parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using their reasonable efforts to remove any injunctions or other impediments or delays and to obtain (i) all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and (ii) all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Company.

         SECTION 7.6 PUBLIC STATEMENTS. The Parties shall obtain the written consent of the other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consent, which consent shall not be unreasonably withheld, except as required by law or the NASD.

         SECTION 7.7 NOTIFICATION OF CERTAIN MATTERS. From the date hereof to the Closing, each of Compost, the Company and the Purchaser agree to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

         SECTION 7.8 TAX ELECTION. The Purchaser shall not make a Section 338(h)(10) election under the Code with respect to the purchase of the Company Common Stock.

         SECTION 7.9 NOTICE OF ENVIRONMENTAL CLAIMS. Up to and including the Closing Date, Compost shall give prompt written notice to Purchaser of the commencement of any Environmental Claim, or any non-routine inspection by any Governmental Authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Purchaser such information as Purchaser may reasonably request regarding such Environmental Claim, any developments in connection therewith, and, as applicable, Compost's anticipated or actual response thereto.

         SECTION 7.10 STOCKHOLDER'S CONSENTS; SHARING AGREEMENT. Compost shall not take (or cause to be taken) any action that would in any way terminate, impede, frustrate, nullify or prevent the operation of such Stockholder Consents. Up to and including the Closing Date, Compost shall fully satisfy and comply with its agreements and obligations under the Sharing Agreement.

         SECTION 7.11 SUPPLEMENTS TO SCHEDULES. Each Party shall have the right from time to time prior to the date five days prior to Closing to supplement or amend its Schedules with respect to any matter hereafter arising which if existing or known at the date of this Agreement would have been required to be set forth or described in such Schedules. Any such supplemental or amended disclosure shall be deemed to have cured any related breach of any representation or warranty made in this Agreement, except that notwithstanding the immediately preceding clause no such supplemental or amended disclosure shall be deemed to have cured any such breach or violation of this Agreement with respect to any matter required to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions to Closing set forth in Section 8.3(b) hereof have been satisfied.

         SECTION 7.12 DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION. For six
(6) years after the Closing Date, Compost will indemnify and hold harmless the present and former directors, officers and employees of the Company and other persons entitled to indemnification by the

Company in respect of acts or omissions occurring on or prior to the Closing Date to the same extent and in the same manner provided under any agreements and the Company's certificate of incorporation, bylaws and similar organizational documents in effect on the Closing Date.

         SECTION 7.13 EARNOUT COVENANTS. The Purchaser agrees to comply with the following covenants commencing with the Closing Date and ending upon the earlier of (i) April 1, 2003, and (ii) satisfaction of all amounts due and owing under the Earnout Agreement.

                  (a) The Purchaser shall not directly, or indirectly through any of its Subsidiaries, own or operate a Rail Transportation Business east of the Mississippi River other than the Company and an Acquired Business. For purposes of this Agreement, an "Acquired Business" is a business or company, or group of related businesses or companies, acquired in a single transaction and designated as an "Acquired Business" by the Purchaser. The Purchaser shall be entitled to designate only one Acquired Business and such Acquired Business shall not own in the aggregate more than 100 railcars. For purposes of this Section, "Rail Transportation Business" shall mean the business of transporting biosolids, incinerator ash and/or soils by intermodal rail for landfilling or for land application or beneficial reuse. The Purchaser shall allow the Company the option to provide Rail Transportation Business services to Synagro and its Subsidiaries (other than any Acquired Business) with respect to transportation originating east of the Mississippi River on the same terms as proposed to be provided by a third party, unless otherwise precluded by contract, Governmental Authority or lack of Company capacity. The Acquired Business shall be entitled to replace railcars no longer in use with similar railcars but shall be precluded from increasing the aggregate number of railcars owned by the Acquired Business by more than 10% of the number owned at the time Purchaser acquires the Acquired Business. An Acquired Business shall be able to bid on new contracts utilizing its railcars to replace lost contracts, provided that those contracts are for services consistent with the business of such Acquired Business. There shall be no restrictions on the Acquired Business with respect to any business not utilizing its railcars.

                  (b) The Company shall be permitted to provide Rail Transportation Business services as a subcontractor on a non-exclusive basis to third party bidders at the same price such services would be provided to the Purchaser or its Subsidiaries regardless of whether Purchaser or its Affiliates also bid the same contract or services.

                  (c) Compost and the Purchaser agree that the Company shall be subject to the normal Purchaser corporate approval process with respect to new projects, contracts, capital requests and other similar matters.

                  (d) All new business developed by Longo and approved by Purchaser in accordance with Section 7.13(c) above for which Longo is otherwise compensated by a performance bonus under his employment arrangements shall be conducted by the Company.

                  (e) The Company shall be permitted to maintain operational management personnel and equipment consistent with the Company levels at January 31, 2000. Operational management personnel and equipment may only be leased or otherwise assigned or transferred to Purchaser or its Subsidiaries upon terms consented to by the Purchaser and Longo at the time of such lease, assignment or transfer, which consents shall not be unreasonably withheld.

                  (f) The Purchaser agrees to comply with this Section 7.13 and the Earnout Agreement in a fair and equitable manner.

                  (g) Notwithstanding the survival limitations set forth in
Section 11.1 of this Agreement, the Purchaser's liability for failure to comply with the covenants and agreements set forth in this Section 7.13 shall survive until the satisfaction of all amounts due and owing under the Earnout Agreement.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         In determining whether a Party has performed an agreement or covenant referred to in Section 7.7, or Article 8 or 9 in all material respects or whether a representation or warranty referred to in Section 7.7, or Article 8 or 9 is true and correct in all material respects, the materiality qualification within the representation, warranty, covenant or agreement, if any, shall be disregarded. Thus, materiality shall be counted only once with regard to analysis of such agreement, representation or warranty.

         SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE. The respective obligations of each Party to close the transactions contemplated hereby shall be subject to the fulfillment or waiver of the following conditions on or prior to the Closing Date:

                  (a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

                  (b) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the transactions contemplated by this Agreement or make the consummation of the transaction contemplated by this Agreement illegal;

                  (c) all necessary governmental and regulatory consents and approvals shall have been obtained;

                  (d) Compost and, if applicable, the Company shall have entered into a settlement agreement with Robert Jones upon the terms previously provided to Purchaser's counsel and such settlement agreement shall be in full force and effect;

                  (e) a release, effective on the date of Closing, releasing the Company from any and all liability under the Modification of Contract and Settlement Agreement dated December 9, 1999 (the "Modification Agreement") by and among Compost, Resource Reclamation Services, Inc., Tomas A. Mestre and others, as and to the extent such Agreement modifies the April 7th Agreement, as defined in the Modification Agreement; and

                  (f) The Company shall have assigned to Compost, and Compost shall have assumed all liability with respect to, the litigation claims referenced in item 2 of Schedule 5.8.

         SECTION 8.2 CONDITIONS TO OBLIGATION OF COMPOST. Unless waived by Compost, the obligation of Compost to close the transactions contemplated herein shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

                  (a) Purchaser shall have performed in all material respects its agreements (including but not limited to the delivery by Purchaser and the receipt by Compost of all of the Closing Deliveries in Section 3.4(b)) contained in this Agreement required to be performed on or prior to the Closing Date;

                  (b) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date; and

                  (c) Compost shall have received a certificate executed on behalf of Purchaser by the President or a Vice President of the Purchaser with respect to (a) and (b) above.

         SECTION 8.3 CONDITIONS TO OBLIGATIONS OF PURCHASER. Unless waived by Purchaser, the obligation of Purchaser to close the transactions contemplated herein shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

                  (a) Compost and the Company shall have performed in all material respects their agreements (including but not limited to the delivery by Compost and the receipt by Purchaser of all of the Closing Deliveries in Section 3.4(a)) contained in this Agreement required to be performed on or prior to the Closing Date;

                  (b) the representations and warranties of the Company and Compost contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date;

                  (c) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect;

                  (d) all waivers, consents and approvals from third parties necessary for the transfer of any material contracts, Permits, financial assurances and any other rights and benefits in connection with the transactions contemplated hereby, or necessary for the consummation of the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, including but not limited to the approval, if required, of the New Jersey Department of Environmental Protection and the waivers, consents and approvals listed on Schedules 4.3, 5.2 and 5.3 to this Agreement;

                  (e) Purchaser shall have received a certificate executed by Compost with respect to (a) through (d) above;

                  (f) Compost shall have delivered to Purchaser the unaudited balance sheet and related statements of income and cash flows of the Company as of and for the quarter ending January 31, 2000; and

                  (g) there shall be no litigation or threats of litigation relating to the Company (except for litigation referenced in items 1 and 2 on Schedule 5.8) or the transactions contemplated herein which may adversely affect the Company or the Purchaser as determined in good faith by the Purchaser;

                  (h) the waiver with respect to the exchange rights under the Sharing Agreement shall be effective and Wasteco and Longo shall have executed and delivered to the Purchaser a waiver of all rights to acquire capital stock of the Company in the form previously agreed by the parties;

                  (i) Compost shall have purchased and delivered evidence to the Purchaser of a tail/runoff officers' and directors' liability insurance policy insuring the Company and each officer and director entitled to indemnification from the Company with respect to acts and omissions occurring on or prior to the Closing Date with the terms set forth on Exhibit L; and

                  (j) The Company and Longo shall have entered into the Amendment to the Security Agreement in the form of Exhibit M.

         SECTION 8.4 FAILURE OF CONDITIONS TO CLOSING. The failure to fulfill any condition to closing set forth in this Article VIII shall not give rise to liability under this Agreement unless such failure is also conduct in violation or breach of any term or provision of Articles VI and VII.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

                  (a) Compost shall have the right to terminate this Agreement:

                           (i)   if the representations and warranties of
Purchaser shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within thirty (30) days after written notice of such failure is given to Purchaser by Compost;

                           (ii)  if the transactions completed hereby are not
completed by May 31, 2000;

                           (iii) if the transactions contemplated hereby are
enjoined by a final, unappealable court order;

                           (iv)  if Purchaser (A) fails to perform in any
material respect any of its covenants in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 15 days after notice of such default is given to Purchaser by Compost;

                           (v)   upon five (5) days' prior written notice to
Purchaser (which notice shall entitle Purchaser to terminate this Agreement pursuant to Section 9.1(b)(v)), in order to accept a proposal which its Board of Directors shall have determined as of the date of such notice is a Superior Proposal and such Board of Directors shall have concluded in good faith, only after receipt of and based on advice of its outside legal counsel, that its fiduciary duties would require it to accept such Superior Proposal; provided, that Compost and the Company shall have fully complied with its obligations under Section 7.3.

                  (b) Purchaser shall have the right to terminate this Agreement;

                           (i)   if the representations and warranties of
Compost shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within 30 days after written notice of such failure is given to Compost by Purchaser;

                           (ii)  if the transactions contemplated hereby are not
completed by May 31, 2000;

                           (iii) if the transactions contemplated hereby are
enjoined by a final, unappealable court order;

                           (iv)  if Compost (A) fails to perform in any material
respect any of its covenants in this Agreement and (B) does not cure such default in all material respects within 15 days after notice of such default is given to Compost by Purchaser; or

                           (v)   if (i) Compost shall have delivered the notice
described in Section 9.1(a)(v), (ii) the Board of Directors of Compost shall have approved or recommended another Acquisition Proposal, or (iii) Compost shall have engaged in negotiations with a third party after the date hereof with respect to any Acquisition Proposal and shall not have fully and unconditionally rejected such proposal within seven (7) calendar days of first engaging in any negotiations with respect to such Acquisition Proposal; and

                           (vi) if Purchaser after good faith efforts to obtain
financing shall not have notified Compost in writing after the date of this Agreement and on or prior to April 14, 2000, that Purchaser has obtained financing in an amount and pursuant to terms satisfactory to Purchaser to consummate the transactions contemplated in this Agreement.

                  (c) Compost and Purchaser mutually agree in writing.

         SECTION 9.2 EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of the Agreement:

                  (a) If this Agreement is terminated by either Purchaser or Compost pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of Compost or Purchaser or their stockholders, directors, officers, employees, agents or representatives (except as set forth in Sections 7.1, 7.3, 7.4, 11.5 and 11.6, and Article X, each of which shall survive termination in its entirety). Notwithstanding the preceding sentence or any other provision set forth herein, nothing in this
Section 9.2 shall relieve any party from liability for any breach of this Agreement or from the remedies set forth in Section 9.2(b).

                  (b) The Parties hereto acknowledge and agree that Purchaser, as a result of the actual damages Purchaser would sustain by reason of the negligent or willful failure of Compost to perform its obligations hereunder, could not be made whole by monetary damages. It is accordingly agreed that Purchaser shall have the right to elect, in addition to any and all other remedies at law or in equity, to enforce specific performance under this Agreement. Compost waives the defense in any such action for specific performance that a remedy at law would be adequate.

         SECTION 9.3 EXTENSIONS; WAIVER. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a Party to any such extension or waiver shall be valid if set forth in an instrument in writing signed by or on behalf of such Party.

                                    ARTICLE X

                   INDEMNIFICATION AND LIMITATION ON LIABILITY

         SECTION 10.1 COMPOST'S INDEMNITY OBLIGATIONS. Compost shall indemnify and hold harmless the Company (after the Closing), Purchaser and the Company's (after the Closing) and the Purchaser's respective officers, directors, stockholders, employees, agents, representatives and Affiliates (each a "Purchaser Indemnified Party") from and against any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys' fees) (collectively, the "Indemnified Amounts") paid, imposed on or incurred by a Purchaser Indemnified Party, directly or indirectly, (i) relating to, resulting from or arising out of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Compost or the Company (on or before the Closing) in this Agreement, including without limitation with respect to environmental matters, or any certificate or instrument contemplated by and delivered in connection with this Agreement, (b) any violation or breach by Compost or the Company (on or before the Closing) of, or default by Compost or the Company (on or before the Closing) under, the terms of this Agreement or any certificate or instrument contemplated by and delivered in connection with this Agreement, (c) any amounts for which the Purchaser Indemnified Parties become liable as a result of any bankruptcy filed by Compost (whether voluntary or involuntary) on or before the date one (1) year after Closing or any claim under the Bankruptcy Code, including preferential transfers or fraudulent transfers; (d) any amounts for which a Purchaser Indemnified Party may become liable as a result of any late filing or payment of federal, state or local taxes and/or tax returns of the Company due for periods prior to the Closing Date, (e) any amounts for which a Purchaser Indemnified Party may become liable relating to the items listed on
Schedule 5.15, (f) any claim for indemnification by any current or former director, officer or employee of the Company or other person entitled to indemnification by the Company (whether pursuant to statute, contract or the articles of incorporation or bylaws of the Company) that is not covered by the insurance referenced in Section 8.3(i) of this Agreement, or (g) the lawsuit listed as item no. 1 on Schedule
5.8 or (ii) relating to, resulting from or arising out of any allegation of a third party of the events described in Sections 10.1(a), (b), (c) , (d), (e),
(f) or (g) above. For purposes of this Section 10.1, Indemnified Amounts shall include without limitation those Indemnified Amounts ARISING OUT OF THE STRICT LIABILITY (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY ARISING PURSUANT TO ENVIRONMENTAL LAWS) OF ANY PARTY, INCLUDING ANY PURCHASER INDEMNIFIED PARTY OR THE NEGLIGENCE OF THE COMPANY OR THE COMPANY'S OFFICERS, DIRECTORS, STOCKHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR AFFILIATES, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE.

         SECTION 10.2 PURCHASER'S INDEMNITY OBLIGATIONS. Purchaser shall indemnify and hold harmless the Company (before the Closing), Compost and the Company's (before the Closing) and Compost's officers, directors, stockholders, employees, agents, representatives and Affiliates (each a "Seller Indemnified Party") from and against any and all Indemnified Amounts paid, imposed on or incurred by a Seller Indemnified Party, directly or indirectly, (i) relating to, resulting from or arising out of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Purchaser in this Agreement or any certificate or instrument contemplated by and delivered in connection with this Agreement or (b) any violation or breach by Purchaser of or default by Purchaser under the terms of this Agreement or any certificate or instrument contemplated by and delivered in connection with this Agreement, or
(ii) relating to, resulting from or arising out of any allegation of a third party of the events described in Sections 10.2(a) or (b) above.

         SECTION 10.3 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                  (a) Any of the Parties claiming indemnification under this Agreement (an "Indemnified Party") shall with reasonable promptness (i) notify the Party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third-Party Claim") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("Claim Notice") containing a description in reasonable detail of the nature of the Third-Party Claim, an estimate of the amount of damages attributable to the Third-Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

                  Within 15 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party
(i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third-Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third-

Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 10.3(a). The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third-Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3 and shall bear its own costs and expenses with respect to such participation.

                  If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided or if the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Parties because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. In such a situation, the Indemnified Party shall have full control of such defense and proceedings and the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                  The Indemnifying Party shall not settle or compromise any Third Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third-Party Claim and any claimed liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. Except as provided in Section 10.3(b) of this Agreement, the Indemnified Party shall not settle or admit liability to any Third-Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party's Claim Notice.

                  (b) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding or claim may adversely affect it or its Affiliates other than as a result (or in excess) of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding or claim, but for the purposes of claiming against the Earnout Agreement the Indemnifying Party will not be bound by any determination of a Proceeding or claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (c) If any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. As to such a claim, agreement or arbitration shall determine the Indemnified Amount; provided, however, that nothing herein shall restrict the Purchaser's right to offset under Section 10.6 of this Agreement.

         SECTION 10.4 LIMITATION OF COMPOST'S LIABILITY.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, except (i) for the aggregate liability of Compost for any event or occurrence giving rise to Compost being required to indemnify Purchaser Indemnified Parties pursuant to Section 10.1(i)(f) of this Agreement (and
Section 10.1(ii) as it relates to Section 10.1(i)(f)) which shall be unlimited,
(ii) as provided in Sections 7.4(b) and 9.2 of this Agreement, and (iii) for claims of fraud or willful misconduct, the sole remedy of the Purchaser for any breach or violation under this Agreement shall be limited to the rights of the Purchaser Indemnified Parties under this Article X and under the Earnout Agreement, and the aggregate liability for all events or occurrences giving rise to Compost being required to indemnify the Purchaser Indemnified Parties pursuant to Section 10.1 (together with Compost's exposure in the maximum amount of $5,000,000 for the Company's failure to satisfy the EBITDA targets under the Earnout Agreement) shall be limited to $9,000,000.

                  (b) Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 10.1(i)(a) through (c) (and Section 10.1(ii) as it relates to Section 10.1(i)(a) through (c)) only if the amount of any Indemnified Amount, individually or in the aggregate with all other Indemnified Amounts hereunder (including the first $162,500 of Indemnified Amounts under Section 10.1(i)(g) and Section 10.1(ii) as it relates to Section 10.1(i)(g), as referenced in the next sentence), exceeds Four Hundred Fifty Thousand Dollars ($450,000), and then only to the extent of such excess. Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 10.1(i)(g) (and
Section 10.1(ii) as it relates to Section 10.1(i)(g)) only if the Indemnified Amounts under such sections exceed $162,500 in the aggregate, and then only to the extent of such excess. Such deductibles shall not be applicable to claims under Section 7.4(b) and Indemnified Amounts under Sections 10.1(i)(d) through
(f) and Section 10.1(ii) as it relates to Section 10.1(i)(d) through (f).

         SECTION 10.5 LIMITATION OF PURCHASER'S LIABILITY.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, the sole remedy of Compost for any breach or violation by Purchaser under this Agreement shall be limited to the rights of Compost under this
Article X, and the aggregate liability of Purchaser for all events or occurrences giving rise to Purchaser being required to indemnify Seller Indemnified Parties pursuant to Section 10.2 shall be limited to $1,000,000.

                  (b) Seller Indemnified Parties are entitled to indemnification pursuant to Section 10.2 only if the amount of any Indemnified Amount, individually or in the aggregate with all other Indemnified Amounts hereunder, exceeds Four Hundred Fifty Thousand Dollars ($450,000), and then only to the extent of such excess.

         SECTION 10.6 RIGHT OF OFFSET. Upon written notice to Compost under the Earnout Agreement specifying in reasonable detail its justification therefore, the Purchaser may offset the amount of any Indemnified Amount determined by litigation, arbitration or settlement under Section 10.3 to be owed to Purchaser against any amount owed by the Purchaser to Compost under the Earnout Agreement.

         SECTION 10.7 ESCROW. If there exists a bona fide dispute at the time payment of the earnout consideration is due under the Earnout Agreement regarding a claim by a Purchaser Indemnified Party or with respect to the right of the Purchaser to offset against amounts due under the Earnout Agreement, the Parties agree that at such time, the Purchaser shall deposit a portion of such earnout consideration due and payable equal to the amount in dispute into an interest bearing escrow account ("Escrow Account"), pending resolution of such dispute. Interest on the Escrow Account shall accrue for the benefit of the Party to whom the Escrow Account proceeds are released upon resolution of such dispute; provided, that if the Escrow Account proceeds are released to more than one Party, the interest shall be prorated among the Parties based on the amounts released to the Parties. Upon resolution of the dispute, the Purchaser shall be entitled to exercise its right of set-off as and in the manner provided in
Section 10.6 of this Agreement against the proceeds in the Escrow Account. Immediately after resolution of the dispute, the Escrow Agent shall immediately release and deliver to the payee under the Earnout Agreement all of the remaining Escrow Account proceeds.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         SECTION 11.1 SURVIVAL. The representations, warranties, covenants and agreements (including, but not limited to, indemnification obligations) set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of two (2) years following the date of Closing; provided, however, that
(i) in the case of all such representations, warranties, covenants and agreements (including, but not limited to, indemnification obligations) there shall be no such termination with respect to any such representation, warranty, covenant or agreement to the extent a bona fide claim has been asserted by written notice of such claim delivered to the Party or Parties making such representation, warranty, covenant or agreement prior to the expiration of the survival period, (ii) Compost's covenants and agreements set forth in Section
7.12 and the indemnification
obligations set forth in Section 10.1(i)(f) (and Section 10.1(ii) as it relates to Section 10.1(i)(f)) shall survive the Closing for a period of six years after Closing, (iii) the indemnification obligations set forth in Section 10.1(i)(g) (and Section 10.1(ii) as it relates to Section 10.1(i)(g)) shall survive the Closing until 90 days after the disputes referenced in Section 10.1(i)(g) are finally resolved by litigation, arbitration or settlement, and (iv) the representations and warranties of the Company shall not survive the Closing with respect to the Company but shall survive for purposes of Compost's indemnity obligations under Section 10.1 as set forth in this Section 11.1.

         SECTION 11.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

                  (a) If to Purchaser, to:

                      Synagro Technologies, Inc.
                      1800 Bering Drive, Suite 1000
                      Houston, Texas 77057
                      Attention: Mark A. Rome
                      Telecopy: 713/369-1760

                      with a copy to:

                      Locke Liddell & Sapp LLP
                      600 Travis, Suite 3200
                      Houston, Texas 77002
                      Attention: Michael T. Peters, Esq.
                      Telecopy: 713/223-3717

                  (b) If to Compost, to:

                      Compost America Holding Company, Inc.
                      One Gateway Center, 25th Floor
                      Newark, New Jersey 07102
                      Attention: Office of the President
                                 c/o Christopher J. Daggett
                      Telecopy: 973/297-5454

                      with a copy to:

                      Greenberg Traurig
                      2050 One Commerce Square
                      2005 Market Street
                      Philadelphia, Pennsylvania 19103
                      Attention: Theodore W. Mason, Esq.
                      Telecopy: 215/988-7801

         SECTION 11.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement. In this Agreement, unless a contrary intention is specifically set forth, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.

         SECTION 11.4 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein and the Schedules and Exhibits attached hereto)
(a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except that Purchaser may assign this Agreement to any other wholly-owned Subsidiary of Purchaser, but no such assignment shall relieve the Purchaser of its obligations hereunder.

         SECTION 11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

         SECTION 11.6 BINDING ARBITRATION.

                  (a) General. Notwithstanding any provision of this Agreement to the contrary, upon the request of any Party (defined for the purpose of this provision to include Affiliates, principals and agents of any such Party), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any agreement executed in connection herewith or contemplated hereby, or the breach, termination, interpretation, or validity hereof or thereof (hereinafter referred to as a "Dispute"), shall be finally resolved by mandatory and binding arbitration in accordance with the terms hereof. Any Party may bring an action in court to compel arbitration of any Dispute. Any Party who fails or refuses to submit any Dispute to binding arbitration following a lawful demand by the opposing Party shall bear all costs and expenses incurred by the opposing Party in compelling arbitration of such Dispute.

                  (b) Governing Rules. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq. (the "Federal Arbitration Act"). The arbitrator shall award all reasonable and necessary costs (including the reasonable fees and expenses of counsel) incurred in conducting the arbitration to the prevailing Party in any such Dispute. The Parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrators hereunder; provided, that the foregoing shall not limit the rights of any Party to bring a proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment, but only to the extent permitted by the Federal Arbitration Act).

                  (c) No Waiver; Preservation of Remedies. No provision of, nor the exercise of any rights under this Agreement shall limit the right of any Party to apply for injunctive relief or similar equitable relief with respect to the enforcement of this Agreement or any agreement executed in connection herewith or contemplated hereby, and any such action shall not be deemed an election of remedies. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. The institution and maintenance of an action for injunctive relief or similar equitable relief shall not constitute a waiver of the right of any Party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions of this Agreement.

                  (d) Arbitration Proceeding. In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order reasonable discovery, including the depositions of party witnesses and production of documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties with no right of appeal. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any Party shall be available to and may be claimed by any such Party in any arbitration proceeding. No Party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information to the Parties' legal counsel or auditors or those required by applicable law. The arbitrators shall determine the matters in dispute in accordance with the substantive law of Texas, without regard to conflict of law rules. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the Parties.

                  (e) Appointment of Arbitrators. The arbitration shall be conducted by three (3) arbitrators. The Party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other Party (the "Respondent") shall appoint its arbitrator within thirty (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the Parties shall appoint a third (3rd) arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) Party-appointed arbitrators shall promptly notify the Parties of the appointment. If the two (2) arbitrators appointed by the Parties fail to appoint a third (3rd) arbitrator and so to notify the Parties within the time period prescribed above, then the appointment of the third (3rd) arbitrator shall be made by the American Arbitration Association, which shall promptly notify the Parties of the appointment. The third (3rd) arbitrator shall act as Chair of the panel.

         SECTION 11.7 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

         SECTION 11.8 COUNTERPARTS. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 11.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 11.10 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Purchaser and Compost have executed and delivered this Agreement effective as of the date first written above.


                                        PURCHASER:

                                        SYNAGRO TECHNOLOGIES, INC.


                                        By:  /s/ ROSS M. PATTEN
                                           -------------------------------------
                                                 Ross M. Patten, Chief
                                                  Executive Officer


                                        COMPOST:

                                        COMPOST AMERICA HOLDING COMPANY, INC.


                                        By:  /s/ CHRISTOPHER J. DAGGETT
                                           -------------------------------------
                                                 Christopher J. Daggett, Office
                                                  of the President

                                        By:  /s/ MARVIN H. ROSEMAN
                                           -------------------------------------
                                                 Marvin H. Roseman, Office of
                                                  the President

                                        By:  /s/ RICHARD L. FRANKS
                                           -------------------------------------
                                                 Richard L. Franks, Assistant
                                                  Secretary

                                        COMPANY:

                                        For purposes of making the
                                        representations and warranties of
                                        the Company in Article V hereof only.

                                        ENVIRONMENTAL PROTECTION &
                                        IMPROVEMENT COMPANY, INC.


                                        By:  /s/ ROBERT LONGO
                                           -------------------------------------
                                             Robert Longo, President

                                    EXHIBIT A

                                    GLOSSARY

         For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise).

         "Affiliate(s)" with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural Person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. None of Wasteco and its affiliates shall be deemed an affiliate of Longo or his affiliates. None of Longo and his affiliates shall be deemed an affiliate of Wasteco or its affiliates. The term "Affiliate" as used with respect to Wasteco shall include only the Private Investment Division (and no other part) of Wafra Investment Advisory Group, Inc. and persons or entities controlled by that Division. The term Wasteco shall include Wafra Acquisition Fund 7, L.P. and persons or entities controlled by that entity.

         "Business Facility" or "Business Facilities" includes any property (whether real or personal) which the Company or any of their Subsidiaries currently lease, operate, or own or manage in any manner or which the Company or any of their Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

         "Code" means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

         "Environmental Claim(s)" means any claim; litigation; demand; action; cause of action or suit; loss; cost, including, but not limited to, attorneys' fees, and expert's fees; damage; punitive damage; fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification by Governmental Authority of status of being potentially responsible for clean-up of any facility or for being in violation of any Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife;
(ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal or Remediation of Materials of

Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; and (x) destruction of property caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern or any property (whether real or personal) arising at any Business Facility.

         "Environmental Law(s)" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, application, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community's right to know. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act, the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

         "Environmental Permit(s)" means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility or to conduct the Company's business as currently conducted in compliance with Requirements of Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means generally accepted accounting principals applied on a consistent basis.

         "Governmental Authority" or "Governmental Authorities" means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to government.

         "Lien(s)" means any mortgage, pledge, hypothecation, security interest, encumbrance, right of first refusal, option, lien, charge, condition, restriction or burden of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company taken as a whole.

         "Materials of Environmental Concern" means: (i) those substances included within the statutory and/or regulatory definitions or listings of "hazardous substance," "medical waste," "special waste," "hazardous waste," "extremely hazardous substance," "regulated substance," "solid waste," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and (iii) such other substances, materials, or wastes that are classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

         "Person" means any individual, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

         "Remediation" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of the Company or any of its Subsidiaries or of any property affected by the business, operations, acts, omissions, or Materials of Environmental Concern of the Company or any of its Subsidiaries.

         "Requirement(s) of Environmental Law(s)" means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Company or any of its Subsidiaries or the assets, Business Facilities and/or the business of the Company or any of its Subsidiaries.

         "Schedules" means the disclosure schedules attached to this Agreement.

         "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

         "Supplies" means all inventory and supplies used or consumed in the Business and other similar items which exist on the Closing Date.

         "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

         "Tax Return(s)" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.